Filed Pursuant to Rule 424(b)(5)
                                            Registration File No. 333-49405


PROSPECTUS SUPPLEMENT DATED November 20, 2000
(TO PROSPECTUS DATED November 18, 1998)


                    4,051,864 SHARES OF CD COMMON STOCK
                                     OF
                            CENDANT CORPORATION


      This prospectus supplement relates to the offer and sale by Cendant to Liberty CNDT, Inc., a Delaware corporation and a wholly owned subsidiary of Liberty Media Corporation, of 4,051,864 shares of common stock of Cendant designated CD Stock. This prospectus supplement also relates to the resales of common stock by the holders if they sell in a manner which will make them underwriters.

      Pursuant to the terms and conditions of the purchase agreement dated as of November 16, 2000, between Cendant and Liberty CNDT, Cendant issued to Liberty CNDT, and Liberty CNDT purchased from Cendant, the common stock, in consideration for which Liberty CNDT paid Cendant an aggregate amount equal to $50,000,000 in cash.

      For a description of our common stock, please refer to the description of common stock in "Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock" in our Proxy Statement, dated February 11, 2000, which is incorporated herein by reference.

      INVESTING IN THE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS SUPPLEMENT.

      Our common stock is listed on the New York Stock Exchange under the symbol "CD". Any future prospectus supplement will also contain information, where applicable, as to any other listing on a securities exchange of the securities covered by it.

      Neither the SEC, nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

      You should rely on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

        The date of this prospectus supplement is November 20, 2000.

                                RISK FACTORS

      Your investment in the common stock will involve risks. You should carefully consider the following discussion of risks as well as other information contained in this prospectus supplement and accompanying prospectus.

DISCOVERY OF ACCOUNTING IRREGULARITIES AND RELATED LITIGATION AND
GOVERNMENTAL INVESTIGATIONS

      Cendant was created through the merger of HFS into CUC in December 1997 with the resultant corporation being renamed Cendant Corporation. On April 15, 1998, Cendant announced that in the course of transferring responsibility for its accounting functions from Cendant personnel associated with CUC prior to the merger to Cendant personnel associated with HFS before the merger and preparing for the reporting of first quarter 1998 financial results, it discovered accounting irregularities in some of the CUC business units. As a result, Cendant, together with its counsel and assisted by auditors, immediately began an intensive investigation. In addition, Cendant's audit committee engaged Willkie Farr & Gallagher as special legal counsel and Wilkie Farr engaged Arthur Andersen LLP to perform an independent investigation into these accounting irregularities.

      On July 14, 1998, Cendant announced that the accounting irregularities were greater than those initially discovered in April and that the irregularities affected the accounting records of the majority of the CUC business units. On August 13, 1998, Cendant announced that its investigation was complete. On August 27, 1998, Cendant announced that its audit committee had submitted its report to the board of directors on the audit committee investigation into the accounting irregularities and its conclusions regarding responsibility for those actions. A copy of the report has been filed as an exhibit to Cendant's current report on Form 8-K dated August 28, 1998.

      As a result of the findings of the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and the six months ended June 30, 1998. The 1997 restated amounts also included adjustments related to accounting errors at the former HFS businesses substantially comprised of $47.8 million in reductions to merger-related costs and other unusual charges and a $14.5 million decrease in pre-tax income excluding unusual charges, which on a net basis increased 1997 net income from continuing operations. The 1997 annual results were also restated for a change in accounting policy, effective January 1, 1997, related to revenue and expense recognition for memberships with a full refund offer.

            Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former CUC business units, approximately 70 lawsuits claiming to be class actions, three lawsuits claiming to be brought derivatively on behalf of Cendant and several individual lawsuits and arbitration proceedings have been filed against Cendant and, among others several current and former officers and directors of Cendant and HFS. These lawsuits assert, among other things, various claims under the federal securities laws including claims under sections 11, 12 and 15 of the Securities Act of 1933 and sections 10(b), 14(a) and 20(a) of and Rules 10b-5 and 14a-9 under the Securities Exchange Act of 1934 and state statutory and common laws, including claims that financial statements previously issued by Cendant were materially false and misleading and that these statements allegedly caused the price of Cendant's securities to be artificially inflated.

      On December 7, 1999, Cendant announced that it reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court of Newark, New Jersey brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998, In re: Cendant Corporation Litigation, Master File No. 98-1664 (WHW) (D.N.J.) (the "CalPERS Action"). The CalPERS Action consists of over 60 class action lawsuits, and several individual lawsuits, that were originally filed in the District of New Jersey, the District of Connecticut, the Eastern District of Pennsylvania and the Southern District of New York. Under the settlement agreement, Cendant agreed to pay the class members approximately $2.85 billion in cash plus 50% of any recovery on claims Cendant has filed against Ernst & Young LLP. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain parties in the class action have appealed the District Court's orders approving the plan of allocation of the settlement fund and awarding attorneys' fees and expenses to counsel for the lead plaintiffs. No appeals challenging the fairness of the $2.85 billion settlement amount were filed. The U.S. Court of Appeals for the Third Circuit has issued a briefing schedule for the appeals, but has not yet set dates for oral argument thereof. Accordingly, Cendant will not be required to fund the settlement amount of $2.85 billion for some time. However, the settlement agreement required Cendant to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000. Accordingly, on November 13, 2000, Cendant posted a surety bond in the amount of $790 million and letters of credit aggregating $1.71 billion. Cendant also had the option of forming a trust established for the benefit of the plaintiffs in lieu of posting collateral. On November 13, 2000, Cendant funded such trust with a cash deposit of approximately $350 million. Such deposit will serve to reduce the amount of collateral required to be posted under the Settlement Agreement.

            Additionally, on March 17, 1999, Cendant entered into a stipulation of settlement in Welch & Forbes, Inc. v. Cendant Corp., et al., No. 98-2819 (WHW) (the "PRIDES Action"). The PRIDES Action is brought on behalf of purchasers of Cendant's PRIDES securities between February 24 and August 28, 1998. Named as defendants are, among others, Cendant and several current and former officers and directors of Cendant, CUC and HFS. Under the settlement stipulation, in return for the release of all claims arising from any purchase of current FELINE PRIDES on or before April 15, 1998, Cendant was obligated to issue up to 29,161,474 rights with a stated theoretical value of $11.71 each. Each class member who did not opt out and who submited a timely and valid proof of claim is entitled to one right for each current FELINE PRIDES held at the close of business on April 15, 1998. Under the settlement stipulation, until February 14, 2001, Cendant will issue two new FELINE PRIDES to every person who delivers to Cendant three rights and two current FELINE PRIDES. The terms of the new FELINE PRIDES will be the same as the currently outstanding PRIDES, except that the conversion rate will be revised so that, at the time the rights are distributed, each of the new PRIDES will have a value equal to $17.57 more than each original PRIDES, based upon a generally accepted valuation model. The settlement does not resolve claims based upon purchases of current FELINE PRIDES after April 16, 1998.

            On September 7, 1999, Cendant moved the United States District Court for the District of New Jersey for an order disallowing claims by purported class members seeking a total of approximately 4 million Rights pursuant to the settlement, on the grounds that such claims were not timely filed and/or not supported by appropriate documentation. On October 20, 1999, the District Court issued an opinion and order directing counsel for the PRIDES plaintiffs ("Lead Counsel") to submit additional documentation regarding the disputed claims. On January 14, 2000, the District Court issued an order identifying those claims allowed to participate in the settlement and those claims that were disallowed. By stipulation and order dated February 23, 2000, the parties agreed to distribute the undisputed Rights, which, as discussed in further detail below, Cendant distributed to such claimants in March 2000. Cendant filed a notice of appeal to the U.S. Court of Appeals for the Third Circuit in respect of those claimants who were allowed to participate in the settlement over Cendant's objections.

            In March 2000, Santander Merchant Bank filed a motion seeking relief from the District Court's January 14, 2000 order, which inter alia, denied Santander's claim seeking 301,400 Rights. On March 17, 2000 the District Court denied Santander's motion. Santander filed an appeal of the District Court's March 17, 2000 decision to the United States Court of Appeals for the Third Circuit.

            In April 2000, Mellon Bank, acting as custodian of accounts that seek a total of 1,395,400 Rights, and Chase Manhattan Bank, acting as custodian of three mutual funds that seek a total of 2,020,000 Rights, filed motions seeking relief from the district court's rejection of the claims filed by Mellon and Chase on behalf of such accounts and mutual funds. Cendant opposed these motions.

            On June 7, 2000 the District Court denied Chase's motion and granted Mellon's motion for relief from judgement. Both the Cendant and Chase filed appeals from the District Court's June 7, 2000 decision to the United States Court of Appeals for the Third Circuit. After the filing of the Cendant's appeal from the June 7 decision, Cendant and Mellon settled Mellon's claims and the Cendant withdrew its appeal.

            The parties' appeals from the District Court's orders allowing certain settlement claims and disallowing others have been consolidated for disposition before the United States Court of Appeals for the Third Circuit. Oral argument has taken place, but as of November 17, 2000, no decision has been issued.

      On March 14, 2000, pursuant to a court order approving the previously disclosed PRIDES settlement, Cendant issued approximately 25 million rights covered by proofs of claim to which there was no objection with a calculated value of $11.71 per right.

      In connection with the issuance of the rights, Cendant recorded a non-cash credit of $41 million to litigation settlement and related cost during the first quarter of 2000, with a corresponding decrease to additional paid-in capital. The credit represented an adjustment relating to the number of rights to be issued, which was decreased by approximately 3 million, as such rights were unclaimed and uncontested.

      On May 3, 2000, pursuant to the PRIDES settlement, Cendant issued approximately 4 million additional PRIDES, with a face value of $50 per additional PRIDES, and received approximately $91 million in cash proceeds related to the issuance of such securities. Only additional income PRIDES (having identical terms to the originally issued income PRIDES) were issued, of which 3,619,374 were immediately converted into 3,619,374 new income PRIDES and 380,626 remained additional income PRIDES. No additional growth PRIDES were issued in the offering. Upon the issuance of the additional income PRIDES, Cendant recorded a reduction to stockholders' equity of $108 million equal to the value of the total future contract adjustment payments to be made.

      The CalPERS and PRIDES settlements do not encompass all litigation asserting claims associated with the accounting irregularities. Cendant does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, Cendant does not believe that the impact of such unresolved proceedings should result in a material liability to Cendant in relation to its consolidated financial position or liquidity.

      In addition, the staff of the Securities and Exchange Commission, and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting irregularities. On June 14, 2000 the SEC accepted Cendant's offer of settlement and issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities and Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that Cendant had violated certain financial reporting provisions of the Securities and Exchange Act of 1934 and ordered Cendant to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against Cendant.

THE PRICE OF OUR COMMON STOCK IS SUBJECT TO POSSIBLE VOLATILITY

      The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock.

                           USE OF PROCEEDS

      The net proceeds from the sale of the common stock will be used for general corporate purposes, which may include acquisitions, repayment of debt, working capital and capital expenditures. Pending the use of the proceeds in our business, the net proceeds may be invested in short-term marketable securities.

              PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock is listed and traded on the NYSE under the symbol "CD". The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the NYSE for the periods shown below as reported on the NYSE Composite Tape.


                                              MARKET PRICE
                                              ------------
PERIOD                                      HIGH         LOW
------                                      ----         ---
1998:
First Quarter..........................   $41          $32 7/16
Second Quarter.........................    41 3/8       18 9/16
Third Quarter..........................    22 7/16      10
Fourth Quarter.........................    20 5/8        7 1/2

1999:
First Quarter..........................   $22 9/16     $14 7/8
Second Quarter.........................    21 1/16      15 3/8
Third Quarter..........................    22 6/8       17

Fourth Quarter.........................    26 15/16     13 5/8

2000:
First Quarter..........................    24 5/16      16 3/16
Second Quarter.........................    18 3/4       12 5/32
Third Quarter..........................    14 3/4       10 5/8


      We have never paid a cash dividend on our common stock. We do not anticipate paying cash dividends on our capital stock in the foreseeable future and intend to retain all earnings to finance the operations and expansion of our business and the repurchase of common stock and debt reduction. The payment of cash dividends in the future will depend on our earnings, financial condition and capital needs and on other factors deemed relevant by our board of directors at that time. For further information regarding our payment of dividends, see "Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock" in our Proxy Statement, dated February 11, 2000, which is incorporated herein by reference.

                            PLAN OF DISTRIBUTION

      The 4,051,864 shares of common stock, subject to this prospectus supplement were offered and sold by us directly to Liberty CNDT, and no underwriter, agent or other person is entitled to receive any commission or similar compensation in connection with the offer and sale of these securities.

      Liberty may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act if it sells the common stock through a method which constitutes a distribution of the common stock. In such event, this prospectus supplement also relates to such resales.



PROSPECTUS

                               $4,100,000,000


                            CENDANT CORPORATION

              DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
        STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS


                             CENDANT CAPITAL II
                            CENDANT CAPITAL III

         PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED
                           BY CENDANT CORPORATION
                            ---------------------


        Cendant Corporation (the "Company"), directly or through such agents, dealers or underwriters as may be designated from time to time, may offer, issue and sell, together or separately, its (i) debt securities (the "Debt Securities"), which may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"), (iii) shares of its common stock, par value $0.01 per share (the "Common Stock"), (iv) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of Common Stock, (v) Stock Purchase Units, each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined herein) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units") and (vi) warrants to purchase Debt Securities, Preferred Stock, Common Stock or other securities or rights ("Warrants").

        Cendant Capital II and Cendant Capital III (each, a "Cendant Trust"), statutory business trusts formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing preferred undivided beneficial interests in the assets of the respective Cendant Trusts ("Preferred Securities"). The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities out of moneys held by each of the Cendant Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each, a "Trust Guarantee"). See "Description of Preferred Securities" and "Description of Trust Guarantees." The Company's obligations under the Trust Guarantees will rank junior and subordinate in right of payment to all other liabilities of the Company and on a parity with its obligations under the senior most preferred or preference stock of the Company. See "Description of Trust Guarantees--Status of the Trust Guarantees." Debt Securities may be issued and sold by the Company in one or more series to a Cendant Trust or a trustee of such Cendant Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such Cendant Trust. The Debt Securities purchased by a Cendant Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Cendant Trust.

        The Debt Securities, Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Warrants and Preferred Securities are herein collectively referred to as the "Securities," with an aggregate public offering price of up to $4,100,000,000 (or its equivalent in foreign currencies or foreign currency units based on the applicable exchange rate at the time of offering) in amounts, at prices and on terms to be determined at the time of sale.

        The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. Any such Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby.

        The Declaration of Trust for each of such Trusts also provides that to the full extent permitted by law, the Company shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of any such Trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid insettlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of any such Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Each of the Declaration of Trusts also provides that to the full extent permitted by law, the Company shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of any such trust to procure a judgment in its favor by reason of the fact that such person is or was a Company Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of any such trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to any such trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper. The Declaration of Trust for each such Trust further provides that expenses (including attorneys' fees) incurred by a Company Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in the immediately preceding two sentences shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Company Indemnified Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in any such Declaration.

        The Declaration of Trust for each Trust also provides that the Company shall indemnify each Fiduciary Indemnified Person against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts under any such Trust, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

        The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CD". Any Prospectus Supplement will also contain information, where applicable, as to any other listing on a securities exchange of the Securities covered by such Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If any agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

        This Prospectus may not be used to consummate any sale of Securities unless accompanied by a Prospectus Supplement.

              The date of this Prospectus is November 18, 1998

        No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this prospectus or incorporated herein by reference in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent involved in the offering described herein. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitaiton in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.

                         FORWARD-LOOKING STATEMENTS

        The Company makes statements about its future results in this Prospectus that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and the current economic environment. The Company cautions you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

        o the resolution or outcome of the pending litigation and government investigations relating to the Company's previously announced accounting irregularities;

        o uncertainty as to the Company's future profitability and ability to integrate and operate successfully acquired businesses and the risks associated with such businesses;

        o the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations;

        o competition in the Company's existing and potential future lines of business;

        o the completion and impact of the sale of the Company's discontinued operations, such as Hebdo Mag International, Inc. and the Company's software business;

        o the Company's ability to obtain financing on acceptable terms to finance our growth strategy and for the Company to operate within the limitations imposed by financing arrangements; and

        o the Company's ability and the Company's vendors', franchisees' and customers' ability to complete the necessary actions to achieve a year 2000 conversion for computer systems and applications.

        The Company derived the forward-looking statements in this Prospectus (including the documents incorporated by reference in this Prospectus) from other factors and assumptions not identified above, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to publicly correct or update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or if the Company later become aware that they are not likely to be achieved.

                           AVAILABLE INFORMATION

        This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all the amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Cendant Trusts with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Declaration of Trust (each as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Cendant Trusts and the Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http.//www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        No separate financial statements of the Cendant Trusts have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Cendant Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Cendant Trusts have and will have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in their assets and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, under the Declaration (as defined herein)(including the obligation to pay expenses of the Cendant Trusts), the Subordinated Indenture and any supplemental indentures thereto, the Subordinated Debt Securities issued to the Cendant Trust and the Trust Guarantees taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Preferred Securities of the Cendant Trusts" and "Description of Trust Guarantees."

        The Cendant Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Cendant Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997; Quarterly Reports on Form 10-Q for the quarter ended September 30, 1998 and on Form 10-Q/A for the quarters ended March 31, 1998 and June 30, 1998; Current Reports on Form 8-K dated November 16, 1998, November 5, 1998, November 4, 1998, October 14, 1998, October 14, 1998, October 13,
1998, October 5, 1998, August 28, 1998, August 13, 1998, August 4, 1998,
July 29, 1998, July 15, 1998 and July 14, 1998, June 4, 1998, May 18, 1998,
May 5, 1998, April 9, 1998, March 25, 1998, March 6, 1998, March 5, 1998,
February 16, 1998, February 6, 1998, February 2, 1998, January 29, 1998, January 27, 1998, January 20, 1998 and January 14, 1998, and on Form 8-K/A, dated September 17, 1998; and the description of the Company's common stock contained in the Registration Statements on Form 8-A dated July 27, 1984 and August 15, 1989.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Investor Relations, Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, (Telephone: (973) 428-9700).

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE SECURITIES OFFERED HEREBY, INCLUDING STABILIZING TRANSACTIONS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS.

                                THE COMPANY

        The Company is one of the foremost consumer and business services companies in the world. The Company was created through the merger of CUC International Inc. ("CUC") and HFS Incorporated ("HFS") in December 1997, and provides a wide range of complementary consumer and business services within three principal operating segments:

        o Travel Services: the travel segment franchises hotel and car rental businesses, facilitates vacation timeshare exchanges and manages corporate and government vehicle fleets;

        o Real Estate Services: the real estate segment franchises real estate brokerage businesses, assists in employee relocation, provides home buyers with mortgages and provides servicing on home buyer mortgages; and

        o Alliance Marketing: the alliance marketing segment provides an array of value driven products and services through more than 20 membership clubs and client relationships.

        The Company also offers a tax preparation services franchise, information technology services, credit information services and financial products.

                             THE CENDANT TRUSTS

        Each of the Cendant Trusts is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (each a "Declaration") executed by the Company as sponsor for such trust (the "Sponsor"), and the Cendant Trustees (as defined herein) of such trust and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 5, 1998. Each Cendant Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and common securities representing common undivided beneficial interests in the assets of such Cendant Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) using the gross proceeds from the sale of the Trust Securities to acquire the Debt Securities and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank on a parity, and payments will be made thereon pro rata, with the Preferred Securities, except that, if an event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Cendant Trust.

        Unless otherwise specified in the applicable Prospectus Supplement, each Cendant Trust has a term of up to 55 years but may terminate earlier, as provided in the Declaration. Each Cendant Trust's business and affairs will be conducted by the trustees (the "Cendant Trustees") appointed by the Company as the direct or indirect holder of all of the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Cendant Trustees of each Cendant Trust. The duties and obligations of the Cendant Trustees shall be governed by the Declaration of such Cendant Trust. A majority of the Cendant Trustees (the "Regular Trustees") of each Cendant Trust will be persons who are employees or officers of or who are affiliated with the Company. One Cendant Trustee of each Cendant Trust will be a financial institution (the "Institutional Trustee") that is not affiliated with the Company and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the applicable Prospectus Supplement. In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Cendant Trustee of each Cendant Trust will be an entity having a principal place of business in, or a natural person resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Cendant Trust and the offering of the Trust Securities.

        Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee and Delaware Trustee for each Cendant Trust shall be Wilmington Trust Company, and its address in the State of Delaware is Rodney Square North, 1100 North Mamet Street, Wilmington, Delaware 19890. The principal place of business of each Cendant Trust shall be c/o Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, telephone (973) 428-9700.

                              USE OF PROCEEDS

        Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the offering of the Securities will be used for general corporate purposes, which may include acquisitions, repayment of other debt, working capital and capital expenditures. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending application for specific purposes, the net proceeds may be invested in short-term marketable securities.

              CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratio of earnings to fixed charges of the Company and its consolidated subsidiaries for each of the periods indicated:

NINE MONTHS ENDED
SEPTEMBER 30,                   FISCAL YEAR ENDED DECEMBER 31,
---------------------    ------------------------------------------
    1998       1997           1997             1996           1995
 ----------  ---------    -------------     ----------   ----------
   2.44x(1)    2.63x          1.63x            2.64x         2.20x


---------------

(1) Includes 100% of PHH Corporation consolidated net income of which only 40% of consolidated net income is available to the Company pursuant to PHH's credit arrangements.

        The ratio of earnings to fixed charges is computed by dividing the income from continuing operations before income taxes, extraordinary items and cumulative effect of accounting charge plus fixed charges, less capitalized interest by fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                     DESCRIPTION OF THE DEBT SECURITIES

        The Debt Securities may be offered from time to time by the Company as Senior Debt Securities and/or as Subordinated Debt Securities. The Senior Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Senior Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Subordinated Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Subordinated Trustee"). The term "Trustee", as used herein, refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") have been filed as exhibits to the Registration Statement. The terms of the Indentures are also governed by certain provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain material provisions of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to the Indentures. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indentures. For a summary of certain definitions used in this section, see "Certain Definitions" below.

GENERAL

        The Indentures will provide for the issuance of Debt Securities in series up to the aggregate amount from time to time authorized by the Company for each series. A Prospectus Supplement will set forth the following terms (to the extent such terms are applicable to such Debt Securities) of and information relating to the Debt Securities in respect of which this Prospectus is delivered: (1) the designation of such Debt Securities; (2) classification as Senior or Subordinated Debt Securities;
(3) the aggregate principal amount of such Debt Securities; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature;
(6) the rate or rates, if any, per annum, at which such Debt Securities will bear interest, or the method of determination of such rate or rates;
(7) the times and places at which such interest, if any, will be payable;
(8) provisions for sinking, purchase or other analogous fund, if any; (9) the date or dates, if any, after which such Debt Securities may be redeemed at the option of the Company or of the holder and the redemption price or prices; (10) the date or the dates, if any, after which such Debt Securities may be converted or exchanged at the option of the holder into or for shares of Common Stock or Preferred Stock of the Company and the terms for any such conversion or exchange; and (11) any other specific terms of the Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee's agent in the borough of Manhattan, City of New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Section 301 of each Indenture)

        If a Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special United States federal income tax considerations applicable to any Debt Securities so denominated are also described in the applicable Prospectus Supplement.

        The Debt Securities may be issued in registered or bearer form and, unless otherwise specified in a Prospectus Supplement, in denominations of $1,000 and integral multiples thereof. Debt Securities may be issued in book-entry form, without certificates. Any such issue will be described in the Prospectus Supplement relating to such Debt Securities. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

        Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount from their stated principal amount. United States Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Debt Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

        The Indentures will provide that the Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (A) shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the Debt Securities and the performance and observance of every covenant of the Indentures on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (3) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this "Merger, Consolidation and Sale of Assets" section and that all conditions precedent herein provided for relating to such transaction have been complied with. This paragraph shall apply only to a merger or consolidation in which the Company is not the surviving corporation and to conveyances, leases and transfers by the Company as transferor or lessor. (Section 801 of each Indenture)

        The Indentures will further provide that upon any consolidation by the Company with or merger by the Company into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person in accordance with the preceding paragraph, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures with the same effect as if such successor Person had been named as the Company therein, and in the event of any such conveyance or transfer, the Company (which term shall for this purpose mean Cendant Corporation or any successor Person which shall theretofore become such in the manner described in the preceding paragraph), except in the case of a lease, shall be discharged of all obligations and covenants under the Indentures and the Debt Securities and the coupons and may be dissolved and liquidated. (Section 802 of each Indenture)

EVENTS OF DEFAULT

        The following will be "Events of Default" under the Indentures with respect to Debt Securities of any series:

        (1) default in the payment of any interest on any Debt Securities of that series or any related coupon, when such interest or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

        (2) default in the payment of the principal of (or premium, if any, on) any Debt Securities of that series at its Maturity; or

        (3) default in the deposit of any sinking fund payment when and as due pursuant to the terms of the Debt Securities of that series and Article Twelve of the Indentures; or

        (4) default in the performance, or breach, of any covenant or warranty of the Company in the Indentures (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere under this "Events of Default" section), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Debt Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder; or

        (5) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

        (6) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

        (7) (A) there shall have occurred one or more defaults by the Company in the payment of the principal of (or premium, if any, on) Debt aggregating $50 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived, or (B) Debt of the Company aggregating $50 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof; or

        (8) any other Event of Default provided with respect to Debt Securities of that series.

        If an Event of Default described in clause (1), (2), (3), (4), (7) or (8) above with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. If an Event of Default described in clause (5) or (6) above occurs and is continuing, then the principal amount of all the Debt Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder, subject, however, to all rights, powers and limitations provided for by the Federal Bankruptcy Code or any other applicable Federal or State Law.

        At any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indentures, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series (or of all series, as the case may be), by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

        (1) the Company has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the Debt Securities of such series are payable (except as otherwise specified pursuant to Section 301 of the Indentures for the Debt Securities of such series and except, if applicable, as provided in certain provisions of Section 312 of the Indentures):

         (A) all overdue interest on all Outstanding Debt Securities of that series (or of all series, as the case may be) and any related coupons;

         (B) all unpaid principal of (and premium, if any, on) any Outstanding Debt Securities of that series (or of all series, as the case may be) which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such Debt Securities;

         (C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate or rates prescribed therefor in such Debt Securities; and

         (D) all sums paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

     (2) all Events of Default with respect to Debt Securities of that series (or of all series, as the case may be), other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Debt Securities of that series (or of all series, as the case may be) which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513 of the Indentures.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Debt Securities because of an Event of Default specified in clause (7) of the first paragraph of this section shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Debt that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Debt, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Debt or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Debt Securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period. (Section 502 of each Indenture)

        Subject to Section 502 of each Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default described in clause (1), (2), (3), (4), (7), or (8) of the first paragraph of this section (or, in the case of a default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than a majority in principal amount of all Outstanding Debt Securities may waive any such past default), and its consequences, except a default (i) in respect of the payment of the principal of (or premium, if any, on) or interest on any Debt Security or any related coupon, or (ii) in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513 of each Indenture)

        Upon any such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indentures; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. (Section 513 of each Indenture)

        No Holder of any Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of that series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default under clause
(1), (2), (3), (4), (7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than 25% in principal amount of all Outstanding Debt Securities, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under each of the Indentures;
(iii) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority or more in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default described in clause (1), (2), (3), (4), (7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, by the Holders of a majority or more in principal amount of all Outstanding Debt Securities. (Section 507 of each Indenture)

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under either Indenture in good faith. Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indentures is not under any obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, with respect to the Debt Securities of any series, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indentures.

        Within 90 days after the occurrence of any Default with respect to Debt Securities of any series, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such Default known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of (or premium, if any, on) or interest on any Debt Securities of such series, or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Debt Securities of such series and any related coupons; and provided further that, in the case of any Default of the character specified in clause (7) of the first paragraph of this section with respect to Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof.

        The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate of the Company's compliance with all of the conditions and covenants under the Indentures.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURES

        The Indentures will provide that the Company may, at its option and at any time, terminate the obligations of the Company with respect to the Outstanding Debt Securities of any series ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Debt Securities and any related coupons, except for the following which shall survive until otherwise terminated or discharged under the Indentures: (A) the rights of Holders of such Outstanding Debt Securities and any related coupons (i) to receive, solely from the trust fund described in the Indentures, payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities and any related coupons when such payments are due, and (ii) to receive shares of common stock or other Securities from the Company upon conversion of any convertible Debt Securities issued thereunder, (B) the Company's obligations to issue temporary Debt Securities, register the transfer or exchange of any Debt Securities, replace mutilated, destroyed, lost or stolen Debt Securities, maintain an office or agency for payments in respect of the Debt Securities and, if the Company acts as its own Paying Agent, hold in trust, money to be paid to such Persons entitled to payment, and with respect to Additional Amounts, if any, on such Debt Securities as contemplated in the Indentures, (C) the rights, powers, trusts, duties and immunities of the Trustee under the Indentures and (D) the defeasance provisions of the Indentures. With respect to Subordinated Debt Securities, money and securities held in trust pursuant to the Defeasance and Covenant Defeasance provisions described herein, shall not be subject to the subordination provisions of the Subordinated Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indentures, some of which are described in the "Certain Covenants" section above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities ("covenant defeasance"). (Section 1403 of each Indenture)

        In order to exercise either defeasance or covenant defeasance:

        (1) the Company shall irrevocably have deposited or caused to be deposited with the Trustee, in trust, for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Debt Securities and any related coupons, (A) money in an amount (in such Currency in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity), or (B) Government Obligations applicable to such Debt Securities (determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such Debt Securities and any related coupons, money in an amount or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge (i) the principal of (and premium, if any, on) and interest on the Outstanding Debt Securities and any related coupons on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Debt Securities and any related coupons on the day on which such payments are due and payable in accordance with the terms of the Indentures and of such Debt Securities and any related coupons; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Obligations to said payments with respect to such Debt Securities and any related coupons. Before such a deposit, the Company may give to the Trustee, in accordance with certain redemption provisions in the Indentures, a notice of its election to redeem all or any portion of such Outstanding Debt Securities at a future date in accordance with the terms of the Debt Securities of such series and the redemption provisions of the Indentures, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing; and

        (2) no Default or Event of Default with respect to the Debt Securities and any related coupons shall have occurred and be continuing on the date of such deposit or, insofar as the Event of Default described in clauses (5) and (6) of the Events of Default section above are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); (3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indentures or any other material agreement or instrument to which the Company is a party or by which it is bound; (4) in the case of a defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (5) in the case of a covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (6) notwithstanding any other provisions of the defeasance and covenant defeasance provisions of the Indentures, such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations in connection therewith pursuant to Section 301 of the Indentures; and (7) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indentures to either defeasance or covenant defeasance, as the case may be, have been complied with. (Section 1404 of each Indenture)

SATISFACTION AND DISCHARGE

        The Indentures shall upon Company Request cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series herein expressly provided for and the obligation of the Company to pay any Additional Amounts as contemplated by Section 1005 of each Indenture) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of such Indenture as to such series when (1) either (A) all Debt Securities of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to Bearer Securities surrendered for exchange for Registered Securities and maturing after such exchange, whose surrender is not required or has been waived as provided in Section 305 of the Indentures, (ii) Debt Securities and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 of the Indentures, (iii) coupons appertaining to Debt Securities called for redemption and maturing after the relevant Redemption Date, whose surrender has been waived as provided in Section 1106 of the Indentures, and (iv) Debt Securities and coupons of such series for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company, as provided in Section 1003 of the Indentures) have been delivered to the Trustee for cancellation; or (B) all Debt Securities of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of
(i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount, in the Currency in which the Debt Securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indentures as to such series have been complied with. (Section 401 of each Indenture)

AMENDMENTS AND WAIVERS

        The Indentures will provide that at any time and from time to time, the Company and the Trustee may, without the consent of any holder of Debt Securities, enter into one or more indentures supplemental thereto for certain specified purposes, including, among other things, (i) to cure ambiguities, defects or inconsistencies, or to make any other provisions with respect to questions or matters arising under the Indentures (provided that such action shall not adversely affect the interests of the Holders in any material respect), (ii) to effect or maintain the qualification of the Indentures under the Trust Indenture Act, or (iii) to evidence the succession of another person to the Company and the assumption by any such successor of the obligations of the Company in accordance with the Indentures and the Debt Securities. (Section 901 of each Indenture). Other amendments and modifications of the Indentures or the Debt Securities may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all of the then Outstanding Debt Securities of any Series; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any obligation of the Company to pay Additional Amounts contemplated by Section 1005 of each Indenture (except as contemplated and permitted by certain provisions of the Indentures), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indentures of the amount thereof provable in bankruptcy pursuant to
Section 504 of the Indentures, or adversely affect any right of repayment at the option of any Holder of any Debt Security, or change any Place of Payment where, or the Currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date, as the case may
be), or adversely affect any right to convert or manage any Debt Securities as may be provided pursuant to Section 301 of the Indentures, or (2) reduce the percent in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indentures or certain defaults thereunder and their consequences provided for in the Indentures, or reduce the requirements for quorum or voting.

GOVERNING LAW

        The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. The Indentures are subject to the provisions of the Trust Indenture Act that are required to be a part thereof and shall, to the extent applicable, be governed by such provisions.

CERTAIN DEFINITIONS

        Set forth below is a summary of certain of the defined terms used in the Indentures.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Capital Stock" means any and all shares, interests, participations, rights or equivalents (however designated) of corporate stock of the Company or any Principal Subsidiary.

        "Company Request" or "Company Order" means a written request or order signed in the name of the Company by its Chairman, its President, any Vice President, its Treasurer or an Assistant Treasurer, and delivered to the Trustee.

        "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Fair Market Value" means the fair market value of the item in question as determined by the Board of Directors acting in good faith and in exercise of its fiduciary duties.

        "Holder" means a Person in whose name a Debt Security is registered in the Security Register.

        "Interest Payment Date" means the Stated Maturity of an installment of interest on the Debt Securities.

        "Issue Date" means the date of first issuance of the Debt
Securities under either Indenture.

        "Maturity", when used with respect to any Debt Securities, means the date on which the principal of such Debt Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

        "Officers' Certificate" means a certificate signed by the Chairman, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, including an employee of the Company, and who shall be acceptable to the Trustee.

        "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indentures.

        "Outstanding", when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indentures, except:

        (i) Debt Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

        (ii) Debt Securities, or portions thereof, for whose payment, money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debt Securities;

        (iii) Debt Securities, except to the extent provided in the "Defeasance or Covenant Defeasance of the Indentures" section, with respect to which the Company has effected defeasance and/or covenant defeasance as provided in the Indenture; and

        (iv) Mutilated, destroyed, lost or stolen Debt Securities which have become or are about to become due and payable which have been paid pursuant to Section 306 of the Indentures or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indenture, other than any such Debt Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands the Debt Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, and for the purpose of making the calculations required by TIA Section 313, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the Trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor.

        "Paying Agent" means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any, on) or interest on any Debt Securities on behalf of the Company.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Responsible Officer", when used with respect to the Trustee, means the chairman or any vice-chairman of the board of directors, the chairman or any vice-chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

        "Rolling Period" shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

        "Security Register" and "Security Registrar" have the respective meanings specified in Section 305 of the Indenture.

        "Stated Maturity", when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

        "Subsidiary" means any corporation of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the Voting Stock.

        "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 as in force at the date as of which the Indentures were executed, except that any supplemental indenture executed pursuant to the Indentures shall conform to the requirements of the Trust Indenture Act as in effect on the date of execution thereof.

        "Trustee" means The Bank of Nova Scotia Trust Company of New York until a successor Trustee shall have become such pursuant to the applicable provisions of the Indentures, and thereafter "Trustee" shall mean such successor Trustee.

        "Vice President", when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

        "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                    GENERAL DESCRIPTION OF CAPITAL STOCK

        The following description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), and Amended and Restated By-laws (the "By-laws") which documents are exhibits to this Registration Statement.

        The Company is authorized to issue up to 2,000,000,000 shares of Common Stock, par value $.01 per share, and up to 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of November 12, 1998, there were 853,078,387 shares of Common Stock and no shares of Preferred Stock outstanding.

DESCRIPTION OF PREFERRED STOCK

GENERAL

        The following summary contains a description of certain general terms of the Company's Preferred Stock. The particular terms of any series of Preferred Stock that may be offered will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Certificate and the Certificate of Designation (the "Certificate of Designation") relating to a particular series of offered Preferred Stock which is or will be in the form filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

        The Board of Directors of the Company has the power, without further action by the shareholders, to issue Preferred Stock in one or more series, with such designations of series, dividend rates, redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company, sinking fund provisions, conversion or exchange provisions, voting rights thereof and other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

RANK

        Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will rank on parity as to dividends and liquidation rights in all respects with each other series of Preferred Stock. DIVIDEND RIGHTS

        Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

RIGHTS UPON LIQUIDATION

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such series of Preferred Stock.

REDEMPTION

        The terms, if any, on which shares of a series of Preferred Stock may be subject to optional or mandatory redemption, in whole or in part, will be set forth in the Prospectus Supplement relating to such series.

CONVERSION AND EXCHANGE

        The terms, if any, on which shares of a series of Preferred Stock are convertible into another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock or Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of another series of Preferred Stock or Common Stock to be received by the holders of such series of Preferred Stock would be calculated as of a time and in the manner stated in such Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

        The transfer agent, registrar and dividend disbursement agent for each series of Preferred Stock will be designated in the applicable Prospectus Supplement. The registrar for shares of each series of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

VOTING RIGHTS

        The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as indicated in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law.

DESCRIPTION OF COMMON STOCK

GENERAL

        Subject to the rights of the holders of any shares of the Company's Preferred Stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of Common Stock will possess exclusive voting rights in the Company, except to the extent the Board of Directors specifies voting power with respect to any Preferred Stock issued. Except as hereinafter described, holders of Common Stock are entitled to one vote for each share of Common Stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, after payment of all of the Company's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled, the distribution of any remaining assets of the Company. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of Common Stock sold hereunder will be fully paid and non-assessable upon issuance against full payment of the purchase price therefor. The Common Stock is listed on the New York Stock Exchange under the symbol "CD."

CERTAIN PROVISIONS

        The provisions of the Company's Certificate and By-Laws which are summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD

        The Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the stockholders without cause only by the affirmative vote of the holders, voting as a single class, of 80% or more of the total number of votes entitled to be cast by all holders of the voting stock, which shall include all capital stock of the Company which by its terms may vote on all matters submitted to stockholders of the Company generally.

COMMITTEES OF THE BOARD OF DIRECTORS

         Pursuant to the Certificate, the Board of Directors' authority to designate committees shall be subject to the provisions of the By-Laws. The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on the committee and to fill a vacant chairmanship of a committee occurring as a result of a member of chairman leaving the committee, whether through death, resignation, removal or otherwise. Pursuant to the By-Laws, the Board of Directors shall have the following committees:

        Executive Committee. An Executive Committee that shall consist of not less than three directors elected by a majority vote of the Board of Directors.

        Compensation Committee. A Compensation Committee consisting of not less than three directors elected by a majority vote of the Board of Directors.

        Audit Committee. An Audit Committee consisting of not less than four directors elected by a majority vote of the Board of Directors.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

        Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SPECIAL MEETINGS OF STOCKHOLDERS

        A special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

QUORUM AT STOCKHOLDER MEETINGS

        The holders of one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

STOCKHOLDER ACTION BY WRITTEN CONSENT

        Stockholder action by written consent in lieu of a meeting is prohibited under the Certificate. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the outstanding voting stock of the Company from using the written consent procedure to take stockholder action without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining the proposed action.

ADVANCE NOTICE OF STOCKHOLDER--PROPOSED BUSINESS AT ANNUAL MEETINGS

        The By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

        In addition, the By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, at least 90 days prior to the date of the last annual meeting of the Company stockholders and (ii) with respect to a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Such stockholder's notice to the Secretary must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that the stockholder is holder of record of Common Stock and intends to appear in person or by proxy at the meeting to nominate each such nominee, (iii) a description of all arrangements between such stockholder and each nominee,
(iv) such other information with respect to each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (v) the consent of each nominee to serve as director of the Company if so elected.

AMENDMENT OF GOVERNING DOCUMENTS

        In addition to the provisions of the Certificate that require a super-majority of stockholders to approve certain amendments to the Certificate and By-Laws, until the earlier of July 28, 2004 or such time as all litigation relating to the Accounting Issues has been finally disposed of, the affirmative vote of a majority of the Litigation Committee and a super-majority of the stockholders shall be required to adopt certain amendments to certain provisions of the By-Laws described under "--Committees of the Board of Directors."

FAIR PRICE PROVISIONS

        Under the Delaware General Corporation Law and the Certificate, an agreement of merger, sale, lease or exchange of all or substantially all of the Company's assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Certificate includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of the Company's directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of the Company or a subsidiary having an aggregate fair market value of $10 million or more) involving the Company or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their securities and certain other procedural requirements are met. The Certificate provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.


                          DESCRIPTION OF WARRANTS

GENERAL

        The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Common Stock or any combination thereof, and such Warrants may be issued independently or together with any such Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of each such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

        The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants may be purchased;
(vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Securities (other than Preferred Securities and Common Securities) with which such Warrants are issued and the number of such Warrants issued with each such Security; (xi) if applicable, the date on and after which such Warrants and the related Securities (other than Preferred Securities and Common Securities) will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

        DESCRIPTION OF PREFERRED SECURITIES OF THE CENDANT TRUSTS

GENERAL

        Each Cendant Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Cendant Trust authorizes the Regular Trustees of such Cendant Trust to issue on behalf of such Cendant Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, an independent trustee, will act as indenture trustee for the Preferred Securities for purposes of compliance with the provisions of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be established by the Regular Trustees in accordance with the applicable Declaration or as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of a Cendant Trust for specific terms of the Preferred Securities, including, to the extent applicable, (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such Cendant Trust, (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Cendant Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding), (iv) any right of such Cendant Trust to defer quarterly distributions on the Preferred Securities as a result of an interest deferral right exercised by the Company on the Subordinated Debt Securities held by such Cendant Trust; (v) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative, (vi) the amount or amounts which shall be paid out of the assets of such Cendant Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Cendant Trust, (vii) the obligation or option, if any, of such Cendant Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option with such redemption price to be specified in the applicable Prospectus Supplement, (viii) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Declaration, (ix) the terms and conditions, if any, upon which Subordinated Debt Securities held by such Cendant Trust may be distributed to holders of Preferred Securities, and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities consistent with the Declaration or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Guarantees." The Trust Guarantee issued to each Cendant Trust, when taken together with the Company's back-up undertakings, consisting of its obligations under each Declaration (including the obligation to pay expenses of each Cendant Trust), the applicable Indenture and any applicable supplemental indentures thereto and the Subordinated Debt Securities issued to any Cendant Trust will provide a full and unconditional guarantee by the Company of amounts due on the Preferred Securities issued by each Cendant Trust. The payment terms of the Preferred Securities will be the same as the Subordinated Debt Securities issued to the applicable Cendant Trust by the Company.

        Each Declaration authorizes the Regular Trustees to issue on behalf of the applicable Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be established by the Regular Trustees in accordance with the Declaration or as shall otherwise be set forth therein. The terms of the Common Securities issued by each Cendant Trust will be substantially identical to the terms of the Preferred Securities issued by such Cendant Trust, and the Common Securities will rank on a parity, and payments will be made thereon pro rata, with the Preferred Securities except that, if an event of default under such Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Common Securities will also carry the right to vote and to appoint, remove or replace any of the Cendant Trustees of such Cendant Trust. All of the Common Securities of each Cendant Trust will be directly or indirectly owned by the Company.

        The financial statements of any Cendant Trust that issues Preferred Securities will be reflected in the Company's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under minority interest in consolidated subsidiaries. In a footnote to the Company's audited financial statements there will be included statements that the applicable Cendant Trust is wholly-owned by the Company and that the sole asset of such Cendant Trust is the Subordinated Debt Securities (indicating the principal amount, interest rate and maturity date thereof).

                      DESCRIPTION OF TRUST GUARANTEES

        Set forth below is a summary of information concerning the Trust Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, Wilmington Trust Company will act as independent indenture trustee for Trust Indenture Act purposes under each Trust Guarantee (the "Preferred Securities Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the form of Trust Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Preferred Securities Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Cendant Trust.

GENERAL

        Unless otherwise specified in the applicable Prospectus Supplement, pursuant to each Trust Guarantee, the Company will agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (except to the extent paid by such Cendant Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Cendant Trust may have or assert. The following payments or distributions with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid by such Cendant Trust, will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, to the extent such Cendant Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), to the extent such Cendant Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Cendant Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Cendant Trust (other than in connection with such distribution of Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon maturity or redemption of the Subordinated Debt Securities) the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Cendant Trust has funds available therefor or (b) the amount of assets of such Cendant Trust remaining for distribution to holders of such Preferred Securities in liquidation of such Cendant Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Cendant Trust to pay such amounts to such holders.

        Each Trust Guarantee will not apply to any payment of distributions except to the extent the applicable Cendant Trust shall have funds available therefor. If the Company does not make interest or principal payments on the Subordinated Debt Securities purchased by such Cendant Trust, such Cendant Trust will not pay distributions on the Preferred Securities issued by such Cendant Trust and will not have funds available therefore.

        The Company has also agreed to guarantee the obligations of each Cendant Trust with respect to the Common Securities (the "Common Guarantee") issued by such Cendant Trust to the same extent as the Trust Guarantee, except that, if an Event of Default under the Subordinated Indenture has occurred and is continuing, holders of Preferred Securities under the Trust Guarantee shall have priority over holders of the Common Securities under the Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

        Unless otherwise specified in the applicable Prospectus Supplement, in each Trust Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Cendant Trust remain outstanding, if there shall have occurred any event of default under such Trust Guarantee or under the Declaration of such Cendant Trust, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock (other than into cash or other property) or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or
(v) redemptions or repurchases of any rights outstanding under a shareholder rights plan); (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to the Subordinated Debt Securities issued to the applicable Cendant Trust and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to a Trust Guarantee).

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

        Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of such holders will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities of such Cendant Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Cendant Trust then outstanding.

EVENTS OF DEFAULT

        An event of default under a Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which such Trust Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee in respect of such Trust Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Securities Guarantee Trustee under such Trust Guarantee.

        If the Preferred Securities Guarantee Trustee fails to enforce such Trust Guarantee, any record holder of Preferred Securities to which such Trust Guarantee relates may institute a legal proceeding directly against the Company to enforce the Preferred Securities Guarantee Trustee's rights under such Trust Guarantee without first instituting a legal proceeding against the applicable Cendant Trust, the Preferred Securities Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment under a Trust Guarantee, a record holder of Preferred Securities to which such Trust Guarantee relates may directly institute a proceeding against the Company for enforcement of such Trust Guarantee for such payment to the record holder of the Preferred Securities to which such Trust Guarantee relates of the principal of or interest on the applicable Debt Securities on or after the respective due dates specified in the Debt Securities, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities to which such Trust Guarantee relates. The Company has waived any right or remedy to require that any action be brought first against the applicable Cendant Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be The Depository Trust Company acting at the direction of the beneficial owners of the Preferred Securities.

        The Company will be required to provide annually to the Preferred Securities Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each outstanding Trust Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

        The Preferred Securities Guarantee Trustee, prior to the occurrence of a default to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default with respect to such Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Preferred Securities to which such Trust Guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION

        Each Trust Guarantee will terminate as to the Preferred Securities issued by the applicable Cendant Trust upon full payment of the Redemption Price of all Preferred Securities of such Cendant Trust, upon distribution of the Debt Securities held by such Cendant Trust to the holders of all of the Preferred Securities of such Cendant Trust or upon full payment of the amounts payable in accordance with the Declaration of such Cendant Trust upon liquidation of such Cendant Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Cendant Trust must restore payment of any sums paid under such Preferred Securities or such Trust Guarantee.

STATUS OF THE TRUST GUARANTEES

        The Trust Guarantees will constitute senior unsecured obligations of the Company and will rank on a parity with all of the Company's other senior unsecured obligations.

        Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

        The Trust Guarantees will be governed by and construed in accordance with the law of the State of New York.

      DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

        The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                            PLAN OF DISTRIBUTION

        The Company may sell the Securities and the Cendant Trusts may sell Preferred Securities being offered hereby in any of, or any combination of, the following ways: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; and/or (iv) through dealers.

        Offers to purchase Securities may be solicited directly by the Company and/or a Cendant Trust or by agents designated by the Company and/or a Cendant Trust from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of Securities, will be named, and any commissions payable by the Company and/or a Cendant Trust to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

        If an underwriter or underwriters are utilized in the offer or sale of Securities, the Company and/or the applicable Cendant Trust will execute an underwriting agreement with such underwriters at the time of sale of such Securities to such underwriters and the names of such underwriters and the principal terms of the Company's and/or the applicable Cendant Trust's agreement with such underwriters will be set forth in the appropriate Prospectus Supplement.

        If a dealer is utilized in the offer or sale of Securities, the Company and/or the applicable Cendant Trust will sell such Securities to such dealer, as principal. Such dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of such dealer and the principal terms of the Company's and/or the applicable Cendant Trust's agreement with such dealer will be set forth in the appropriate Prospectus Supplement.

        Agents, underwriters, and dealers may be entitled under agreements with the Company and/or a Cendant Trust to indemnification by the Company and/or a Cendant Trust against certain liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may also be customers of, engage in transactions with, or perform services for the Company in the ordinary course of their business.

        Underwriters, agents or their controlling persons may engage in transactions with and perform services for the Company in the ordinary course of business.

        The place and time of delivery for Securities will be set forth in the accompanying Prospectus Supplement for such Securities.

                               LEGAL OPINIONS

        Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Cendant Trusts by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the Securities offered hereby by the Company will be passed on for the Company by Eric J. Bock, Esq., Vice President--Legal, of the Company. Mr. Bock holds shares of Common Stock and options to acquire shares of Common Stock.

                                  EXPERTS

        The consolidated financial statements of the Company and its consolidated subsidiaries, except PHH Corporation ("PHH"), as of December 31, 1996 and for the years ended December 31, 1996 and January 31, 1996, Davidson and Associates, Inc. ("Davidson") for the year ended December 31, 1995 and Ideon Group, Inc. ("Ideon") for the year ended December 31, 1995 incorporated by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 1997 and included in this Prospectus have been audited by Deloitte & Touche LLP, as stated in their report appearing herein and incorporated herein by reference, which report expresses an unqualified opinion and includes explanatory paragraphs related to the restatement as described in Note 3, certain litigation as described in Note 17, and the change in method of recognizing revenue and membership solicitation costs as described in Notes 2 and 3. The consolidated financial statements of PHH and Davidson (consolidated with the Company's financial statements) have been audited by KPMG Peat Marwick LLP, as stated in their reports appearing herein and incorporated herein by reference. The consolidated financial statements of Ideon (consolidated with the Company's financial statements) have been audited by PricewaterhouseCoopers LLP, as stated in their report appearing herein and incorporated herein by reference. Such consolidated financial statements of the Company and its subsidiaries are included and incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

        The consolidated financial statements of National Parking Corporation incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, dated November 4, 1998 have been audited by Deloitte & Touche, chartered accountants and registered auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Avis Rent A Car, Inc. incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, dated February 6, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.